Exhibit 99.5

                ART International's Revolutionary Diamant Non-PVC
                    Food Stretch Film Receives Environmental
                                  Certification

Markham, Ontario, Canada -September 28, 2004 - ART International Corporation, (OTC BB: ARIOF) is pleased to announce that its wholly-owned subsidiary, Diamant Film(TM) Inc, the North American distributor of a revolutionary non-PVC stretch wrap, has been authorized to use Canada's Environmental ChoiceM Program (ECP). The Environmental Choice Program is North America's leading benchmark of environmentally responsible products and services. Diamant stretch film has successfully met the criteria for both environmental and performance standards.

The mission of the Environmental Choice Program (ECP) is to reduce the stress on the environment by encouraging the demand for and supply of environmentally responsible products and services. Canada's Environmental Choice Program and its EcoLogoM are internationally renowned because of the program's stringent certification process.

Stefan Gudmundsson, Chief Executive Officer of Diamant Film Inc., commented, "We realized that being environmentally and socially responsible is important to our customers, employees and shareholders. This Program gives us the third-party verification we were looking for to validate our environmental practices and policies. The EcoLogo offers our customers assurance that they have made an environmentally responsible choice when they buy." The four main requirements for a product to be certified are:

o        Manufactured in an environmentally responsible, eco-efficient manner
o        Minimal effect on the environment while in use and after use
o The company producing the product must have certain quality assurance elements in place
o        The product must be efficacious and meet performance standards

About ART International Corporation
ART International Corporation through its wholly-owned subsidiary, Diamant film Inc., has secured a ten-year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights in the United States and Canada to Diamant film, a non-PVC food stretch film. Diamant film is the world's first, plasticizer-free stretch film based on polystyrene and the first food wrapping film that is environmentally friendly and recyclable.

For more information please visit our website, www.diamantfilm.com.

About The EcoLogo
The purpose of the EcoLogo is to help consumers identify products and services that help reduce the burden on the environment. Every EcoLogo user has a stake in maintaining and enhancing the symbol's identity as a widely recognized, credible guide for consumers.


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Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.

Contact
Investor Relations:
FOCUS Partners LLC
David Zazoff
212.752.9445